Exhibit 10.2

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

AMENDED AND RESTATED EMPLOYMENT AGREEMENT (“Agreement”) made this April 14th, 2016 (the “Effective Date”) between Dicerna Pharmaceuticals, Inc., a Delaware corporation (“Company”), on the one hand and John B. Green (the “Executive”) on the other hand.

WHEREAS, the Executive and the Company entered into an employment agreement on January 1, 2016 (the “Prior Agreement”);

WHEREAS, the Compensation Committee (the “Committee”) of the Board of Directors of the Company (the “Board”) has determined that the Prior Agreement should be amended and restated, as set forth herein;

WHEREAS, the Company desires to continue to employ the Executive and the Executive desires to continue to be employed by the Company, on terms set forth herein;

NOW, THEREFORE, in consideration of the mutual agreements set forth herein, the parties agree as follows:

1. Term of Employment. The Executive’s employment under this Agreement shall commence on the Effective Date and shall end on such date as the Executive’s employment terminates in accordance with Section 4 of this Agreement. Subject to the balance of this Agreement, the Executive shall be an at-will employee of the Company whose employment may be terminated (by the Company or by the Executive) at any time, for any or no reason, in which case the Executive will be entitled to the separation benefits set forth in Section 4, below.

2. Duties. During his employment with the Company, the Executive shall have the title of Chief Financial Officer. The Executive shall devote his full business time and effort to the performance of his duties for the Company, which he shall perform faithfully and to the best of his ability. The Executive shall have all of the customary powers and duties associated with his position and shall be subject to the Company’s policies, procedures, and approval practices, as generally in effect from time to time for all senior executives of the Company and the direction and oversight of the Board. The Executive will report directly to the President and CEO of the Company.

3. Compensation and Related Matters.

a. Base Salary. The Company shall pay the Executive base salary at a rate of $14,583.33 paid twice monthly (which annualizes to $350,000), less withholdings and deductions required and/or permitted by law. The Executive’s base salary shall be paid in conformity with the Company’s payroll practices generally applicable to the Company’s senior executives.

b. Annual Bonus. The Executive shall be eligible to be considered for an Annual Bonus upon achieving of certain pre-determined performance targets consistent with any Incentive Compensation Plan established by the Committee. The Annual Bonus shall be based, in part, on the Executive’s performance. The grant of such a bonus shall be in the sole discretion of the Committee. The maximum bonus amount for which the Executive will be eligible is forty percent (40%) of base salary earned for the calendar year. The Annual Bonus will be earned only after it has been granted by the Committee. The Annual Bonus shall be paid to the Executive following the close of the fiscal year to which it relates, in no event later than March 15th of the calendar year immediately following the calendar year in which it was earned. The Executive must be actively employed by the Company at the time the Committee considers granting of bonuses to be eligible to receive such bonus.

c. Equity Compensation. The Executive will receive, pursuant to the Company’s 2014 Performance Incentive Plan, as amended (the “Plan”), a stock option grant (the “Grant”) to purchase in total up to 265,000 shares of the Company’s Common Stock at an exercise price equal to the fair market value of each share on the date of grant as determined by the Board pursuant to the Plan. The Grant shall vest in accordance with the following schedule: 25% of the shares underlying the first Grant will vest on the twelve (12) month anniversary of Executive’s commencement of full-time employment with the Company and the remaining shares will vest and become exercisable on a pro rata, monthly basis on the last day of each month, over the subsequent 36 months, beginning with the last day of the month after the twelve (12) month anniversary of such commencement. Vesting of the Grant will be subject to Executive’s continued status as a service provider with the Company at each such vesting period. The Grant will be subject to the terms of the Plan and a stock option agreement that the Company and Executive will be required to execute. The Grant shall vest in full, subject to the conditions set forth in Section 4.e.iv. and Section 4.e.v. below, in the event a Change of Control (as defined below) occurs and, if within one (1) year thereafter, the Executive’s employment is terminated by the Company other than for Cause, or by the Company due to the Executive’s Disability, or by the Executive for Good Reason (each of which will be deemed an involuntary termination).

d. Benefits. During his employment with the Company, the Executive shall be entitled to participate in all employee benefit plans and programs, including paid sick leave and holidays, life insurance, disability, medical, dental, and retirement savings plans, to the same extent generally available to senior executives of the Company, in accordance with the terms of those plans and programs. The Executive shall be permitted up to four weeks of paid vacation per year, which will accrue on a monthly basis. The Executive will not be allowed to accumulate more than three weeks of unused vacation days at any given time. The Executive may carry over a maximum of five unused vacation days from one calendar year to the next.

e. Expenses. The Company agrees to reimburse the Executive for reasonable out-of-pocket expenses incurred in connection with Company business and within standards to be established by the Board from time to time, including, without limitation, travel and accommodations for authorized business trips, provided vouchers therefor, or other supporting information as the Company may reasonably require, are presented to the Company. All reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the rules and regulations thereunder (“Section 409A”) including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the Executive’s lifetime (or during a shorter period of time specified in this Agreement); (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year; (iii) the reimbursement of an eligible expense shall be made no later than the last day of the calendar year following the year in which the expense is incurred; and (iv) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.

4. Termination

a. Rights and Duties. The Executive is an employee “at will.” Accordingly, the Company or the Executive may terminate his employment, at any time with or without cause, for any lawful reason, or no reason. The Executive and the Company agree that, without modifying or altering the Executive’s “at will” status, each will provide the other with at least thirty (30) days’ prior written notice of termination of the Executive’s employment with the Company. If the Executive gives notice of termination, except in the case of a termination by the Executive for “Good Reason” as set forth below, such notice will be deemed a voluntary resignation by the Executive and the Company, in its sole discretion, may elect to relieve the Executive of any obligation to perform duties during the notice period, waive the notice period and immediately accept termination of the Executive’s employment, without changing the status of such termination as a voluntary resignation by the Executive. Should the Company in the event of a voluntary resignation decide to relieve the Executive of any obligation to perform duties during the notice period, waive the notice period and immediately accept termination of the Executive’s employment, it shall nonetheless continue his compensation and benefits for the term of the notice period, except that no bonus shall be earned or awarded during and after the notice period.

b. Termination for “Good Reason.” The Executive may terminate his employment at any time for “Good Reason.” “Good Reason” shall comport with the requirements of Regulation §1.409A-1(n)(ii) and shall mean:

i. A material diminution in the Executive’s authority, duties or responsibilities or title;

ii. A material diminution by the Company of the Executive’s annual base compensation then in effect, except a material diminution generally affecting the members of the Company’s management;

iii. Any action or inaction by the Company that constitutes a material breach by the Company of the terms of this Agreement; or

iv. A requirement that the Executive be based more than 50 miles from the offices at which he was principally employed immediately prior to the date of termination.

The parties acknowledge and agree that “Good Reason” shall not be deemed to have occurred unless: (1) the Executive provides the Company with written notice that he intends to terminate his employment hereunder for one of the Good Reason grounds set forth in Section 4.b. within sixty (60) days of the initial occurrence of such ground, with such notice containing a description of such ground, (2) if such Good Reason ground is capable of being cured, the Company has failed to cure such ground within a period of thirty (30) days from the date of such written notice, and (3) the Executive terminates his employment within ninety-one (91) days from the date that such Good Reason ground first occurs. For purposes of clarification, the above-listed conditions shall apply separately to each occurrence of a Good Reason ground, and failure to adhere to such conditions in the event of the occurrence of grounds that would otherwise have constituted Good Reason had the conditions herein been satisfied shall not disqualify the Executive from asserting and satisfying the conditions for Good Reason for any subsequent occurrence that may constitute Good Reason.

c. Termination by the Company for Cause. The Company may terminate the Executive’s employment at any time for “Cause.” “Cause” shall mean:

i. The Executive’s commission of an act of fraud, dishonesty, breach of fiduciary duty or misappropriation which may or does adversely affect the Company;

ii. The Executive’s conviction or plea of guilty or nolo contendere to or engaging in any felony or crime involving moral turpitude, fraud, misrepresentation or other crime and/or indictment for a crime that, in the reasonable opinion of the Company, affects the Executive’s ability to perform the duties set forth in this Agreement and/or reflects negatively upon the Company;

iii. Unauthorized disclosure by the Executive of the Company’s Proprietary Information, as defined in the Nondisclosure Agreement (as defined in Section 5 below) which results or could have been reasonably foreseen to result, in a material financial loss to the Company;

iv. The Executive’s material breach of this Agreement or the Nondisclosure Agreement. If such breach is reasonably possible of being cured in the opinion of the Company, then the Executive will be given thirty (30) days after written notice from the Company of such breach to cure; or

v. The Executive’s failure (which shall not include any Disability as defined below) or refusal to perform the duties and responsibilities of his employment and/or to follow the policies and procedures of the Company, including without limitation the failure or refusal to carry out lawful instructions from the Board. If such failure or refusal is reasonably possible of being cured in the opinion of the Company, then the Executive will be given thirty (30) days after written notice from the Company of such failure or refusal to cure.

d. Termination in the Event of Death or Disability. The Agreement shall terminate upon the Executive’s death or Disability, and the Executive’s employment with the Company shall thereupon terminate. For purposes of the Agreement, “Disability” is defined as any illness, injury, accident or condition of either a physical or psychological nature as a result of which the Executive is unable to perform the essential functions of his duties and responsibilities hereunder for 90 days during any period of 365 consecutive calendar days or for any consecutive 90-day period.

e. Effect of Termination.

i. If the Executive is terminated by the Company for Cause, or by the Executive voluntarily other than for Good Reason, then the Executive will only be entitled to payment when due of any unpaid base salary, expense reimbursements, and vacation days accrued prior to termination of employment.

ii. If the Executive’s employment is terminated by the Company other than for Cause, or by the Company due to the Executive’s Disability, or by the Executive for Good Reason (each of which will be deemed an involuntary termination), then the Executive will be entitled to payment when due of any unpaid base salary, expense reimbursements, and vacation days accrued prior to termination of employment and, in exchange for the Executive’s execution of a separation agreement and general release provided by the Company and expressly subject to the conditions described in Section 4.e.v. below, the following:

a) Continuation of the Executive’s base salary at the rate in effect as of the day immediately preceding his date of termination for a twelve (12) month period, payable in accordance with the Company’s regular payroll practices, less applicable withholdings, commencing at the conclusion of the Review Period (as described below), provided that the first installment of such payments shall include all amounts which would have been paid during the period between the Executive’s date of termination and the date of such first installment;

b) Payment of a pro-rata portion of the actual amount of the Executive’s Annual Bonus based on actual performance determined under the terms of the Company’s annual bonus program as then in effect, with such pro-rata portion calculated by multiplying the actual amount of such bonus for the year in which such termination occurs by a number: (x) the numerator of which is the number of days worked by the Executive during the fiscal year prior to termination, and (y) the denominator of which is three hundred sixty five (365), with such payment to be made after the determination of the bonus funding level (but in no event later than March 15 of the calendar year following the year in which the Executive’s termination occurs); and

c) The Executive shall be eligible to continue health benefits pursuant to COBRA or the appropriate state equivalent. If the Executive is eligible for and properly elects continuation of such coverage during the permissible time frame, the Company will pay the premiums for such group health insurance coverage for the shorter of (i) twelve (12) months or (ii) until the Executive becomes eligible for health benefits through another employer or otherwise. After the shorter period, the Executive will be responsible for premium payments for continuation of such group health insurance coverage.

iii. If the Agreement is terminated because of the Executive’s death, the Company shall pay to the estate of the Executive the salary and benefits which would otherwise have been payable to the Executive up to the date of termination of his employment because of death.

iv. In the event a Change of Control (as defined below) occurs and, if within one (1) year thereafter, the Executive’s employment is terminated by the Company other than for Cause, or by the Company due to the Executive’s Disability, or by the Executive for Good Reason (each of which will be deemed an involuntary termination), then the Executive will be entitled to payment when due of any unpaid base salary, expense reimbursements, and vacation days accrued prior to termination of employment and, in exchange for the Executive’s execution of a separation agreement and general release provided by the Company and expressly subject to the conditions described in Section 4.e.v. below, the following:

a) A lump sum payment equal to the sum of (i) one (1) year of the Executive’s base salary at the rate in effect as of the day immediately preceding his date of termination, less applicable withholdings, plus (ii) the Executive’s target annual bonus for the year in which the termination occurs, less applicable withholdings, payable at the conclusion of the Review Period (as described below);

b) The Executive shall be eligible to continue health benefits pursuant to COBRA or the appropriate state equivalent. If the Executive is eligible for and properly elects continuation of such coverage during the permissible time frame, the Company will pay the premiums for such group health insurance coverage for the shorter of (i) twelve (12) months or (ii) until the Executive becomes eligible for health benefits through another employer or otherwise. After the shorter period, the Executive will be responsible for premium payments for continuation of such group health insurance coverage;

c) Payment of a pro-rata portion of the target amount of the Executive’s annual bonus, with such pro-rata portion calculated by multiplying the target amount of such bonus for the year in which such termination occurs by a number: (x) the numerator of which is the number of days worked by the Executive during the fiscal year prior to termination, and (y) the denominator of which is three hundred sixty five (365), with such payment to be made at the conclusion of the Review Period (but in no event later than March 15 of the calendar year following the year in which the Executive’s termination occurs); and

d) Any equity awards granted to the Executive shall vest in full.

For purposes of this Agreement, “Change of Control” means (A) the occurrence of a merger or consolidation of the Company whether or not approved by the Board, other than (i) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or the parent of such corporation) at least 50% of the total voting power represented by the voting securities of the Company or such surviving entity or parent of such corporation outstanding immediately after such merger or consolidation, or (ii) a merger or consolidation which is in effect a financing transaction for the Company, including, but not limited to, a reverse merger of the Company into a publicly traded “shell” company, or (B) the stockholders of the Company approve an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, provided that, in any case, “Change of Control” shall be in accordance with Regulation §1.409A-3(i)(5)(v).

v. Payment of the severance pay and benefits described in Section 4.e.ii. or 4.e.iv., as applicable, is expressly conditioned on the Executive’s execution without revocation of the separation agreement and general release described therein, and will commence immediately following a sixty (60) day period following the effective date of the Executive’s separation from service from the Company (the “Review Period”) (with the exception of the pro rata annual bonus payment described in Section 4.e.ii.b., which shall be payable after the bonus funding level is determined but in no event later than March 15 of the calendar year following the year in which the Executive’s termination occurs). The separation agreement and general release will be provided to the Executive on or before the fifth (5th) day following such separation from service. If the Executive fails or refuses to return such agreement within the Review Period, the applicable severance payments and benefits will be forfeited. If the Executive is eligible for the severance pay and benefits described in Section 4.e.ii., then he shall not be eligible for and shall not receive the severance pay and benefits described in Section 4.e.iv. Similarly, if the Executive is eligible for the severance pay and benefits described in Section 4.e.iv., then he shall not be eligible for and shall not receive the severance pay and benefits described in Section 4.e.ii.

5. Nondisclosure, Noncompetition, Nonsolicitation and Inventions. As a condition of the Executive’s employment by the Company and the payment of compensation and receipt of benefits referred to above, the Executive agrees to continue to be bound by the terms of the standard Employee Nondisclosure, Noncompetition, Nonsolicitation and Inventions Agreement, entered into by the Executive as of January 14, 2016 (the “Nondisclosure Agreement”). The Executive acknowledges that the Company would not offer him employment or provide compensation and/or benefits set forth above if he was not willing to be bound by the terms of such Nondisclosure Agreement.

6. Notice.

a. To the Company. The Executive will send all communications to the Company in writing, addressed as follows (or in any other manner the Company notifies him to use):

Douglas M. Fambrough, Ph.D. President and CEO Dicerna Pharmaceuticals, Inc. 87 Cambridgepark Drive Cambridge, MA 02140
With a copy to:
Sam Zucker Sidley Austin LLP 1001 Page Mill Road Building 1 Palo Alto, CA 94304 Phone: (650) 565-7111

b. To the Executive. All communications from the Company to the Executive relating to this Agreement shall be sent to the Executive in writing, addressed as follows (or in any other manner he notifies the Company to use):

John B. Green
With a copy to:
Frederick J. Marx, ESQ Hemenway & Barnes 75 State Street Boston, MA

c. Time Notice Deemed Given. Notice shall be deemed to have been given when delivered or, if earlier (1) three business days after mailing by United States certified or registered mail, return receipt requested, postage prepaid, or (2) faxed with confirmation of delivery, in either case, addressed as required in this section.

7. Amendment. No provisions of this Agreement may be modified, waived, or discharged except by a written document signed by a Company officer duly authorized by the Board and the Executive. A waiver of any conditions or provisions of this Agreement in a given instance shall not be deemed a waiver of such conditions or provisions at any other time in the future.

8. Choice of Law; Forum Selection. The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the Commonwealth of Massachusetts without regard to its conflicts of laws principles. Any claims or legal actions by one party against the other regarding this Agreement shall be commenced and maintained exclusively in any state or federal court located in the Commonwealth of Massachusetts, and the parties hereby submit to the jurisdiction and venue of any such court.

9. Successors. This Agreement shall be binding upon, and shall inure to the benefit of, the Executive and his estate, but the Executive may not assign or pledge this Agreement or any rights arising under it. Without the Executive’s consent, the Company may assign this Agreement to any affiliate or to a successor to substantially all the business and assets of the Company.

10. Taxes; Code Sections 409A and 280G.

a. The Company shall withhold taxes from payments it makes pursuant to this Agreement as it reasonably determines to be required by applicable law.

b. If the benefits set forth in Section 4.e. of this Agreement constitute “non-qualified deferred compensation” subject to Section 409A, then the following conditions apply to the payment of such benefits:

i. Any termination of the Executive’s employment triggering payment of benefits under Section 4.e. must constitute a “separation from service” under Section 409A(a)(2)(A)(i) of the Code, and Treas. Reg. §1.409A-1(h) before distribution of such benefits can commence. To the extent that the termination of the Executive’s employment does not constitute a separation of service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h) (as the result of further services that are reasonably anticipated to be provided by the

Executive to the Company at the time the Executive’s employment terminates), any benefits payable under Section 4.e. that constitute non-qualified deferred compensation under Section 409A shall be delayed until after the date of a subsequent event constituting a separation of service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h). For purposes of clarification, this Section shall not cause any forfeiture of benefits on the Executive’s part, but shall only act as a delay until such time as a “separation from service” occurs.

ii. If the Executive is a “specified employee” (as that term is used in Section 409A and regulations and other guidance issued thereunder) on the date his separation from service becomes effective, any benefits payable under Section 4.e. that constitute non-qualified deferred compensation subject to Section 409A shall be delayed until the earlier of: (A) the business day following the six-month anniversary of the date his separation from service becomes effective, or (B) the date of the Executive’s death, but only to the extent necessary to avoid the adverse tax consequences and penalties under Section 409A. On the earlier of: (A) the business day following the six-month anniversary of the date his separation from service becomes effective, or (B) the Executive’s death, the Company shall pay the Executive in a lump sum the aggregate value of the non-qualified deferred compensation that the Company otherwise would have paid the Executive prior to that date under Section 4.e.

iii. If any amount to be paid to the Executive pursuant to this Agreement is “deferred compensation” subject to Section 409A, then each such payment which is conditioned upon Executive’s execution of a release and which is to be paid or provided during a designated period that begins in one taxable year and ends in a second taxable year, shall be paid or provided in the later of the two taxable years.

iv. It is intended that each installment of the payments and benefits provided under Section 4.e. shall be treated as a separate “payment” for purposes of Section 409A.

v. Neither the Company nor the Executive shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.

c. Notwithstanding any other provision of this Agreement to the contrary, in the event of any ambiguity in the terms of this Agreement, such term(s) shall be interpreted and at all times administered in a manner that avoids the inclusion of compensation in income under Section 409A, or the payment of increased taxes, excise taxes or other penalties under Section 409A.

d. The parties intend this Agreement to be in compliance with Section 409A. Executive acknowledges and agrees that Company does not guarantee the tax treatment or tax consequences associated with any payment or benefit arising under this Agreement, including but not limited to consequences related to Section 409A.

e. If any payment or benefit the Executive would receive under this Agreement, when combined with any other payment or benefit Executive receives pursuant to a Change of Control (whether under this Agreement or otherwise) (such payment or benefit, for purposes of this section, a “Payment”) would: (i) constitute a “parachute payment” within the meaning of Section 280G of the Code; and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be either: (A) the full amount of such Payment; or (B) such lesser amount as would result in no portion of the Payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local employments taxes, income taxes, and the Excise Tax, results in Executive’s receipt, on an after-tax basis, of the greater amount of the

Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. The Payments will be reduced in the following order: (A) reduction of any cash severance payments otherwise payable to the Executive that are exempt from Section 409A of the Code; (B) reduction of any other cash payments or benefits otherwise payable to the Executive that are exempt from Section 409A of the Code, but excluding any payments attributable to any acceleration of vesting or payments with respect to any equity awards that are exempt from Section 409A of the Code; (C) reduction of any other payments or benefits otherwise payable to the Executive on a pro-rata basis or such other manner that complies with Section 409A of the Code, but excluding any payments attributable to any acceleration of vesting and payments with respect to any equity awards that are exempt from Section 409A of the Code; and (D) reduction of any payments attributable to any acceleration of vesting or payments with respect to any equity awards that are exempt from Section 409A of the Code, in each case beginning with payments that would otherwise be made last in time.

11. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

12. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute the same instrument.

13. Entire Agreement; Prior Agreements. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and, unless otherwise provided herein, supersedes all prior agreements or understandings written or oral in respect thereof.

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DICERNA PHARMACEUTICALS, INC.

Date: April 14, 2016	/s/ Douglas Fambrough
By: Douglas Fambrough
Its: President and CEO

JOHN B. GREEN

Date: April 14, 2016	/s/ John B. Green
John B. Green

EXHIBIT A

NONDISCLOSURE, NONCOMPETITION AND ASSIGNMENT AGREEMENT

This Nondisclosure, Noncompetition and Assignment Agreement (the “Agreement”) is made by and between Dicerna Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and John B. Green (the “Employee”), as of January 1, 2016.

The Employee acknowledges that his/her employment or the continuance of that employment with the Company is contingent upon his/her agreement to sign and adhere to the provisions of this Agreement. In consideration of the employment or continued employment of the Employee by the Company, the Employee and the Company agree as follows:

1. Duty to Devote Efforts. The Employee understands that his/her employment with the Company requires his/her undivided attention and effort during normal business hours and excluding periods of vacation and sick leave to which he/she is entitled. As a result, during his/her employment with the Company, he/she shall not engage in any other employment, occupation, consulting or other activity that conflicts with his/her obligations to the Company, whether directly related to the business in which the Company is involved during the term of his/her employment with the Company or otherwise. For the avoidance of doubt, the Employee may work with Verastem and other noncompetitive firms on a part time basis and may engage in in charitable, civic and educational activities and community affairs, provided that any such activities and affairs do not, in the aggregate, materially interfere with the proper performance of the Employee’s duties and responsibilities to the Company.

2. Noncompetition. The Employee recognizes and agrees that the Company will suffer irreparable harm in the event that the Employee enters into competition with the Company, either during or following the Employee’s employment with the Company. Therefore, the Employee agrees that while the Employee is employed by the Company and for a period of two (2) years following the termination or cessation of such employment (the “Restricted Period”), regardless of the reasons, the Employee shall not, directly or indirectly, alone or as a consultant, partner, officer, director, employee, joint venturer, lender or stockholder, or in any other capacity whatsoever, of any entity, (a) accept employment with any Competitor, (b) engage in or undertake any business operations that are those of a Competitor or (c) invest in or assist in any manner any Competitor, except that he/she may own up to one percent {1%) of the outstanding securities of any corporation having a class of equity securities actively traded on a national securities exchange or on the NASDAQ Stock Market. A “Competitor” shall mean a business or entity in the business of development, manufacture, license, sale and distribution of Dicer-substrate based therapeutic and diagnostic products (including, but not limited to, Dicector RNA interference technology and DsiRNA technology). The geographic scope of this Section 2 shall extend to anywhere the Company is doing business, has done business or intends to do business. The Employee acknowledges and agrees that if he/she violates any of the provisions of this Section 2, the running of the Restricted Period will be extended by the time during which he/she engages in such violation(s).

3. Nonsolicitation of Customers. The Employee recognizes and agrees that the clients, customers and accounts of the Company, which the Company now or hereafter services during the Employee’s employment with the Company, and all prospective clients, customers and accounts from whom the Employee has solicited business while in the employ of the Company, shall be solely the clients, customers and accounts of the Company. Therefore, the Employee agrees that while the Employee is employed by the Company and for a period of two(2) years following the termination or cessation of such employment, regardless of the reasons, he Employee shall not, directly or indirectly, alone or as a consultant, partner, officer, director, employee, joint venturer, lender or stockholder, or in any other capacity whatsoever, of any entity, solicit, divert or take away, attempt to divert or to take away, any client, customer or account of the Company, or any potential client, customer or account of the Company which were contacted, solicited or served by the Employee while employed by the Company or about whom the Employee obtained or became familiar with through Confidential Information (as defined in Section 5). The geographic scope of this Section 3 shall extend to anywhere the Company is doing business, has done business or intends to do business.

4. Nonsolicitation of Employees. The Employee recognizes and agrees that the Company has invested substantial resources and effort in assembling its present staff and personnel. Therefore, the Employee agrees that while the Employee is employed by the Company and for a period of two (2) years following the termination or cessation of such employment, regardless of the reasons, the Employee shall not, directly or indirectly: (i) recruit, solicit or hire any employee of the Company; or (ii) induce or attempt to induce any employee of the Company to terminate his/her employment with, or otherwise cease his/her relationship or engagement with, the Company.

5. Nondisclosure. The Employee agrees that all Confidential Information (as defined below), whether or not disclosed orally or in writing, is and shall be the exclusive property of the Company. The Employee shall not at any time, whether during or after the termination or cessation of his/her employment, without written authorization of the Chief Executive Officer of the Company, unless and until the Confidential Information has become public knowledge without fault by the Employee, (a) reveal any Confidential Information to any person or entity, except to employees of the Company who need to know such Confidential Information for the purposes of their employment, (b) use or attempt to use any Confidential Information for any purposes (other than in the ordinary course of performing his/her duties as an employee of the Company), or (c) use any Confidential Information in any manner which may injure or cause loss or may be calculated to injure or cause loss to the Company, whether directly or indirectly. The term “Confidential Information” shall include any information concerning the organization, business, business relationships or finances of the Company or of any third party which the Company is under an obligation to keep confidential or that is maintained by the Company as confidential. Such Confidential Information shall include, but is not limited to, trade secrets or confidential information respecting inventions, products, designs, methods, know-how, techniques, systems, processes, specifications, blueprints, engineering data, software programs, works of authorship, clinical testing programs, marketing material, customer lists, customer information, financial information, pricing information, personnel information, business plans or strategy, projects, plans and proposals but shall not include information that comes into the public domain, is independently developed or is required to be disclosed by law.

6. Company Property. The Employee agrees that Company Property (as defined below) shall be and is the exclusive property of the Company to be used by the Employee only in the performance of his/her duties for the Company and further agrees that during his/her employment with the Company, or after the termination or cessation of such employment, he/she shall not make, use or permit to be used any Company Property otherwise than for the benefit of the Company. All such Company Property or copies thereof and all tangible property of the Company in the custody or possession of the Employee shall be delivered to the Company, upon the earlier of (i) a request by the Company or (ii) upon the termination or cessation of the Employee’s employment. After such delivery, the Employee shall not retain any such Company Property or copies thereof or any other tangible property. The term “Company Property” shall include all files, letters, notes, memoranda, reports, lists, records, drawings, sketches, laboratory notebooks, specifications, software programs, software code, data, computers, cellular telephones, pagers, credit and/or calling cards, keys, access cards, documentation or other materials of any nature and in any form, whether written, photographic, printed, electronic or in digital format or otherwise, relating to any matter within the scope of the business of the Company or concerning any of its dealings or affairs and any other Company property in Employee’s possession, custody or control.

The Employee agrees that his/her obligation not to disclose or to use information and materials of the types set forth in Section 6(a) above, and his/her obligation to return materials and tangible property, set forth in Section 6(a) above, also extends to such types of information, materials and tangible property of clients, customers and accounts of the Company or suppliers to the Company or other third parties who may have disclosed or entrusted the same to the Company or to the Employee.

7. Assignment of Developments.

a. If at any time or times during Employee’s employment with the Company, he/she did or shall (either alone or with others) make, conceive, create, discover, invent or reduce to practice, whether or not during normal working hours or on the premises of the Company, any Development that (i) relates to the business of the Company or any customer of or supplier to the Company or any of the products or services being developed, manufactured or sold by the Company or which may be used in relation therewith; (ii) results from tasks assigned to the Employee by the Company; or (iii) results from the use of premises or personal property (whether tangible or intangible) owned, leased or contracted for or by the Company, hen all such Developments and the benefits thereof are and shall immediately become the sole and absolute property of the Company and its assigns, as works made for hire or otherwise. The term “Development” shall mean any invention, modification, discovery, design, development, improvement, process, software program, work of authorship, documentation, formula, data, technique, know-how, trade secret or intellectual property right whatsoever or any interest therein (whether or not patentable or registrable under copyright, trademark or similar statutes). The Employee shall fully and promptly disclose to the Company (or any persons designated by it) each such Development. To the extent not already owned by the Company, the Employee agrees to assign and does hereby assign to the Company (or any person or entity designated by the Company) all his/her right, title and interest (including, but not limited to, rights to inventions, patentable subject matter, copyrights and trademarks) in and to the Developments and all benefits and/or rights resulting therefrom to the Company and its assigns without further compensation and shall communicate, without cost or delay, and without disclosing to others the same, all available information relating thereto (with all necessary plans and models) to the Company. The Employee also hereby waives all claims to moral rights in any Developments.

b. Excluded Developments. This Section 7 shall not apply to Developments the Employee created while employed by the Company about which Employee can prove that: (i) it was developed entirely on Employee’ s own time and effort; (ii) no equipment, supplies, facilities, intellectual property, including trademarks, patents, copyrights and/or trade secrets or confidential and/or proprietary information of the Company and/or its officers, managers, employees, suppliers, customers or partners was used in its development or was incorporated therein; (iii) it does not relate to or arise out of the Company’s actual and/or anticipated business activities; and (iv) it does not result from any work performed by Employee for the Company within the scope of his employment or any other relationship with the Company.

8. Further Assurances. The Employee agrees to cooperate fully with the Company, both during and after his/her employment with the Company, with respect to the procurement, maintenance and enforcement of copyrights, patents and other intellectual property rights (both in the United States and foreign countries) relating to Developments. The Employee shall, during his/her employment and at any time thereafter, at the request and cost of the Company, promptly sign, execute, make and do all such deeds, documents, acts and things as the Company and its duly authorized officers may reasonably require:

a. to apply for, obtain, register and vest in the name of the Company alone (unless the Company otherwise directs) patents, copyrights, trademarks or other analogous protection in any country throughout the world relating to a Development and when so obtained or vested to renew and restore the same; and

b. to defend any judicial, opposition or other proceedings in respect of such applications and any judicial, opposition or other proceeding, petition or application for revocation of any such patent, copyright, trademark or other analogous protection.

The Employee further agrees that if the Company is unable, after reasonable effort, to secure the Employee’s signature on any such papers, application for patent, copyright, trademark or other analogous protection, or other documents regarding any legal protection relating to a Development, whether because of the Employee’s physical or mental incapacity or for any other reason whatsoever, the Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as the Employee’s agent and attorney-in-fact, to act for and on his/her behalf and stead to execute and file any such papers, application or applications or other documents and to do any and all other lawfully permitted acts to further the prosecution and issuance of patent, copyright or trademark registrations or any other legal protection thereon with the same legal force and effect as if executed by the Employee.

9. Employment At Will. The Employee understands that this Agreement does not constitute an implied or written employment contract and that his/her employment with the Company is on an “at-will” basis. Accordingly, the Employee understands that either the Company or the Employee may terminate Employee’s employment at any time, for any or no reason, with or without prior notice.

10. Severability. The Employee hereby agrees that each provision and the subparts of each provision herein shall be treated as separate and independent clauses, and the unenforceability of any one clause shall in no way impair the enforceability of any of the other clauses of the Agreement. Moreover, if one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to scope, activity, subject or otherwise so as to be unenforceable at law, such provision or provisions shall be construed by the appropriate judicial body by limiting or reducing it or them, so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear. The Employee hereby further agrees that the language of all parts of this Agreement shall in all cases be construed as a whole according to its fair meaning and not strictly for or against either of the parties.

11. Amendments; Waiver. Any amendment to or modification of this Agreement, or any waiver of any provision hereof, shall be in writing and signed by the Company. No delay or omission by the Company in exercising any right under this Agreement or any waiver by the Company of a breach of any provision of this Agreement shall not operate or be construed as a waiver of that right or any subsequent breach of such provision or any other provision hereof.

12. Survival. This Agreement shall be effective as of the date entered below. The Employee’s obligations under this Agreement shall survive the termination or cessation of his/her employment regardless of the manner of such termination or cessation and shall be binding upon his/her heirs, executors, administrators and legal representatives.

13. Assignment. The term “Company” shall include Dicerna Pharmaceuticals, Inc. and any of its subsidiaries, divisions, or affiliates. The Company shall have the right to assign this Agreement to its successors and assigns, and all covenants and agreements hereunder shall inure to the benefit of and be enforceable by said successors or assigns. The Employee may not assign this Agreement.

14. Representations.

a. The Employee hereby represents that, except as the Employee has disclosed in writing to the Company, the Employee is not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of his/her employment with the Company or to refrain from competing, directly or indirectly, with the business of such previous employer or any other party. The Employee further represents that his/her performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by the Employee in confidence or in trust prior to his/her employment with the Company, and the Employee will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employer or others. The Employee further represents that he/she has returned all property and confidential information belonging to all prior employers. To the extent that Employee has retained any non-confidential and non-proprietary materials and documents of a prior employer, such materials and documents have been disclosed in writing to the Company.

b. The Employee hereby represents that his/her employment with the Company, the execution of this Agreement and his/her performance of all of the terms of this Agreement do not and will not conflict with or breach the terms of any other agreement by which the Employee is bound (including, but not limited to, to keeping in confidence proprietary information acquired by the Employee in confidence or in trust prior to his/her employment by the Company). The Employee further represents that he/she shall not enter into any agreement, either written or oral, in conflict herewith.

c. The restrictions contained in this Agreement are necessary for the protection of the business and goodwill of the Company and are considered by the Employee to be reasonable for such purpose. The Employee agrees that any breach of this Agreement by him/her is likely to cause substantial and irreparable damage to the Company and that in the event of such breach the Company shall have, in addition to any and all remedies of law, the right to an injunction, specific performance or other equitable relief to prevent the violation of the Employee’s obligations hereunder. The Company may apply for such injunctive relief in any court of competent jurisdiction without the necessity of posting any bond or other security.

15. Governing Law; Forum Selection Clause. This Agreement and any claims arising out of this Agreement (or any other claims arising out of the relationship between the parties) shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without application of the conflict of laws principles thereof. Any claims or legal actions by one party against the other shall be commenced and maintained in any state or federal court located in the Commonwealth of Massachusetts, and the parties hereby submit to the jurisdiction and venue of any such court.

16. Entire Agreement. This Agreement sets forth the complete, sole and entire agreement between the parties on the subject matter herein and supersedes any and all other agreements, negotiations, discussions, proposals, or understandings, whether oral or written, previously entered into, discussed or considered by the parties. The Employee agrees that any change or changes in his/her duties, salary or compensation after the signing of this Agreement shall not affect the validity or scope of this Agreement.

THE EMPLOYEE ACKNOWLEDGES THAT HE/SHE HAS CAREFULLY READ THIS AGREEMENT AND UNDERSTANDS AND AGREES TO ALL OF THE PROVISIONS IN THIS AGREEMENT.

IN WITNESS WHEREOF, the undersigned has executed this Agreement as a sealed instrument as of the 14th day of January, 2016.

Signature:

Name (Please Print):    John B. Green

Address

ACKNOWLEDGED BY:

DICERNA PHARMACEUTICALS, INC.

By:

Name: Jayne Donnelly

Title: Executive Operations